SECURITIES AND EXCHANGE COMMISSION

                                    FORM S-8
               REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        MEDICAL INDUSTRIES OF AMERICA, INC.
               (Exact name of registrant as specified in its charter)


           FLORIDA                                        65-0158479
(State or other jurisdiction of                     (IRS Employer Number)
incorporation or organization)

        1903 S. CONGRESS AVE
             SUITE 400
          BOYNTON BEACH, FL                                33426
(Address of Principal Executive Offices)                 (Zip Code)

                           AGREEMENTS WITH CONSULTANTS
                            (Full title of the Plan)

                      C/O MEDICAL INDUSTRIES OF AMERICA, INC.
                       (Name and address of agent for service)
                                   (561) 737-2227
            (Telephone number, including area code, of agent for service)
                            ----------------------------

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================
TITLE OF SECURITIES        AMOUNT TO BE   PROPOSED MAXIMUM               PROPOSED MAXIMUM           AMOUNT OF
TO BE REGISTERED FEE       REGISTERED     OFFERING PRICE PER SHARE (1)   AGGREGATE OFFICE PRICE (1) REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------
COMMON STOCK,               157,000               $1.90                     $298,300                $90.40
NO PAR VALUE             SHARES
====================================================================================================================

1) PURSUANT TO RULE 457, ESTIMATED SOLELY FOR THE PURPOSE OF CALCULATING THE REGISTRATION FEE, AND COMPUTED IN ACCORDANCE WITH THE AVERAGE OF LAST SALE PRICES OF THE COMMON STOCK FOR THE FIVE (5) TRADING DAYS PRIOR TO AND INCLUDING NOVEMBER 4, 1997, AS REPORTED BY
NASDAQ.

                                     PART I

ITEM 1-     PLAN INFORMATION

                       MEDICAL INDUSTRIES OF AMERICA, INC.
                              CONSULTING AGREEMENTS

      The information set forth herein together with the documents annexed hereto and made apart hereof and incorporated herein by reference relates to the shares of common stock of Medical Industries of America, Inc. (the "Company") to be issued to several Consultants to pay for services rendered to the Company by said Consultants. The Consulting Agreements are as follows:

A) 10-1 Consulting Agreement made and entered into as of January 10, 1997 with Mirkin & Woolf, P.A., attorneys under which they would provide advice and analysis to the Company in connection with mergers and acquisitions in exchange for 15,000 shares of company common stock, no par value.

B) 10-2 Consulting Agreement made and entered into as of February 12, 1997 with Rosenman and Colin, LLP of New York City, involving their consulting sources in matters involving business litigation and related matters as well as offer assistance and advise the Company in joint venture opportunities in exchange for 35,000 shares of company common stock, no par value.

C) 10-3 Employment Agreement made and entered into as of July 19, 1995 with John Dwyer for consulting services in exchange for 47,000 shares of company common stock, no par value.

D) 10-4 Consulting Agreement made and entered into as of January 17, 1997 with Jones, Foster, Johnston & Stubbs under which they would provide, advice and analysis to the Company in connection with business litigation and related legal matters in exchange for 15,000 shares of company common stock, no par value.

E) 10-5 Consulting Agreement made and entered into as of February 1, 1997 with Brewer & Pritchard, attorneys under which they would provide advice and analysis to the Company in connection with mergers and acquisitions in exchange for 5,000 shares of company common stock, no par value.

F) 10-6 Consultant Agreement with Morton Schnessel made and entered into as of February 18, 1997 under which, for a 180 day period Schnessel provides consulting services to the walk- in clinics owned by the Company in exchange for 40,000 shares of company common stock, no par value.

ITEM 2-     REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

      The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the oral or written request of such person, a copy of any document incorporated in this Registration Statement by reference, except exhibits to such information, unless such exhibits are also expressly incorporated by reference herein. Request for such information should be directed to Medical Industries of America, Inc. , 1903 S. Congress, Suite 400, Boynton Beach, Fl 33426, Attention: Corporate Secretary, telephone (561) 737-2227.

                                     PART II

ITEM 3-     INCORPORATION OF DOCUMENTS BY REFERENCE

      The following documents filed by the Company with the Securities and Exchange Commission (the "Commission") are incorporated by reference in this Registration Statement:

      1.    Annual Report on Form 10-KSB for the year ended December 31, 1996;

      2. Quarterly Reports on Form 10-QSB for the quarterly periods ended March 31, 1997 and June 30, 1997;

      3. All documents subsequently filed by the Company pursuant to Sections 13(a),13(c), 14, or 15(d) of the Exchange Act, including but not limited to, subsequently filed amendments to the above listed documents and subsequently filed forms 10-KSB, 10-QSB, and 8-K, prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

      Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modified or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. All information appearing in this Registration Statement is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference, except to the extent set forth in the immediately preceding statement.

ITEM 4-     DESCRIPTION OF SECURITIES

      Not applicable

ITEM 5-     INTERESTS OF NAMED EXPERTS AND COUNSEL

      Not applicable

ITEM 6-     INDEMNIFICATION OF OFFICERS AND DIRECTORS

      Section 607.0850 of the Florida Business Corporation Act grants corporation the power to indemnify directors, officers, employees and agents in accordance with the provisions thereof. The Registrants Articles of Incorporation, as amended provide for indemnification of the registrants, directors and officers to the fullest extent permissible under applicable law.

ITEM 7-     EXEMPTION FROM REGISTRATION CLAIMED

      Not applicable

ITEM 8-     EXHIBITS

      The following are filed as exhibits to this Registration Statement:

      EXHIBIT NO.
      5           Opinion of Mirkin & Woolf, P.A.
      10-1        Consulting Agreement of Mirkin & Woolf, P.A.
      10-2        Consulting Agreement of Rosenman & Colin
      10-3        Employment Agreement of John Dwyer
      10-4        Consulting Agreement of Jones, Foster, Johnston & Stubbs, P.A.
      10-5        Consulting Agreement of Brewer & Pritchard
      10-6        Consulting Agreement of Morton Schnessel
      23-1        Consent of Mirkin & Woolf, P.A. (included in Exhibit 5)
      23-2        Consent of Grant Schwartz & Associates

ITEM 9-     UNDERTAKINGS

      (a)   The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  i. To include any prospectus required by Section 10 (a) (3) of the Securities Act of 1933;

                  ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                  iii. To include any additional or changed material information with respect to the plan of distribution.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned Registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements, for filing on Form S-8 and has duly caused this Registrant Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Boynton Beach, State of Florida this 5th day of November, 1997.

                                             MEDICAL INDUSTRIES OF AMERICA, INC.

                                             BY: /S/ PAUL C. PERSHES
                                                     PAUL C. PERSHES
                                                     PRESIDENT

                                POWER OF ATTORNEY

            KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul C. Pershes, with full power to act, as true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

            Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities set forth and on the date indicated.

SIGNATURE                     TITLE                                   DATE

/S/ MICHAEL F. MORRELL        Chief Executive Officer            August 25, 1997
    Michael F. Morrell        and Chairman of the Board

/S/ PAUL C. PERSHES           President and Director             August 25, 1997
    Paul C. Pershes

/S/ GLEN BARBER               Director                           August 25, 1997
    Glen Barber

/S/ TERRY LAZAR               Director                           August 25, 1997
    Terry Lazar

/S/ THEODORE ORLANDO          Director                           August 25, 1997
    Theodore Orlando

/S/ A. RAZZAK TAI, M.D.       Director                           August 25, 1997
    A. Razzak Tai, M.D.